EXHIBIT 99.1

Southern National Bancorp of Virginia, Inc. Opens Its 15th Branch in Midlothian, Virginia

MCLEAN, Va., Oct. 3, 2011 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia, Inc. (Nasdaq:SONA), the holding company for Sonabank, is pleased to announce that its 15th branch in Midlothian, Virginia is open today. Sonabank entered into a definitive agreement to purchase all deposits of approximately $46 million, and certain assets of the Midlothian branch office of The Hampton Roads Bank.

Georgia Derrico, CEO of Sonabank, commented: "We want to warmly welcome our new clients, and we will continue to give you the great service and products you have come to expect, as well as some exciting new products as well! We would like to also welcome Danny Bowles, our newest branch manager, and all the branch staff at Midlothian."

Southern National Bancorp is headquartered in McLean, Virginia and is the holding company for Sonabank.

The total assets of Southern National Bancorp of Virginia were $590.4 million as of March 31, 2011. Sonabank operates 15 banking offices. In Virginia, the offices are in McLean, Front Royal, Fairfax, New Market, Reston, Leesburg (2), Warrenton (2), South Riding, Charlottesville, Middleburg, Midlothian, and Clifton Forge, Virginia. Sonabank also has one branch in Rockville, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Southern National Bancorp's Annual Reports on Form 10-K for the year ended December 31st, 2010 and subsequent filings by Southern National Bancorp. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp of Virginia, Inc.
         NASDAQ Symbol: SONA
         Email address: rporter@sonabank.com
         Website: www.sonabank.com